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EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT
NEOGEN CORPORATION AND SUBSIDIARIES

MAY 31, 2000

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
                                                             PERCENTAGE OWNED
                                    STATE INCORPORATED    BY NEOGEN CORPORATION
================================================================================
Neogen Research Corporation II           Michigan                  90%
Neogen Research Corporation IV           Michigan                 100%
Ideal Instruments, Inc.                  Michigan                 100%
AMPCOR Diagnostics, Inc.                 Michigan                 100%
Acumedia Manufacturers, Inc.             Maryland                 100%
================================================================================


All of the subsidiaries listed above are included in the consolidated financial statements of Neogen Corporation.